Exhibit 99.1

Contact: Glenn Mahone, Aerojet Rocketdyne, 202-302-9941

Glenn.Mahone@Rocket.com

Investor Relations: Brendan King, Aerojet Rocketdyne, 916-351-8618

Brendan.King@Rocket.com

News Release

Aerojet Rocketdyne Expands Competitive Improvement Program to Drive Affordability and Position for Future Growth

SACRAMENTO, Calif., April 10, 2017 – Aerojet Rocketdyne, Inc., a subsidiary of Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD), announced plans for the next phase of its Competitive Improvement Program (CIP) that was launched in 2015. The next phase (Phase II) includes additional consolidation and optimization of Aerojet Rocketdyne facilities over the next two years.

“We are two years into the first phase of our CIP affordability drive and the consolidation progress, and overhead cost reductions achieved to date have exceeded our expectations,” said Aerojet Rocketdyne CEO and President Eileen Drake. “We intend to build on this success by expanding our CIP-related consolidation efforts so we can deliver the value our customers demand and position our company for further growth.”

Aerojet Rocketdyne plans to consolidate its Sacramento and Vernon, California and Gainesville, Virginia sites while centralizing and expanding its existing presence in Huntsville, Alabama with a new, state-of-the-art manufacturing facility for AR1 engine production, Additive Manufacturing, Composites production and Research & Development expected to be ready for production in mid-2019.

“This expanded CIP effort is expected to result in $230 million in annual savings once complete, inclusive of the $145 million from the first phase of CIP,” said Drake. “Given the dynamic nature of this industry, strategic business decisions such as these, while difficult, are critical to establishing a solid course for our future.”

At the company’s Sacramento site, defense-related program management, engineering and related support positions will be moved to the company’s Huntsville, Alabama facilities, home of Aerojet Rocketdyne’s Defense headquarters and Rocket Shop℠ Defense Advanced Programs, by the end of 2018. The majority of remaining programs and support positions will be relocated to the company’s Space headquarters at its Los Angeles, California, site. Between now and the end of 2019, the company will complete its manufacturing commitments in Sacramento, and the site will become the Shared Service Center of Excellence. In total, approximately 1,100 of the existing 1,400 positions in Sacramento are expected to be relocated or eliminated.

The company plans to close its Gainesville, Virginia facility in the third quarter of 2018. Approximately 170 positions there will be relocated or eliminated with relocations planned to Huntsville and the company’s facility in Orange County, Virginia.

To accommodate the company’s consolidations, overall growth plans for Huntsville include the addition of approximately 800 jobs to support America’s space and defense needs for the next quarter century and beyond.

“We believe these actions are essential for the performance of our business and the growth of the company. The results from this initiative will benefit our valued employees, customers and shareholders alike,” said Drake.

When fully implemented, the company anticipates that the CIP will result in annual cost savings as follows (in millions):

Annual savings upon completion of Phase I (expected 2019)	$145.0
Annual savings upon completion of Phase II (expected 2021)	85.0
Total annual savings	$230.0

The company expects total costs associated with the CIP, before any anticipated Phase II incentives to be finalized with state and local authorities, and recoveries through the pricing of the company’s US government contracts, as follows (in millions):

Phase I costs through December 31, 2016	$47.3
Remaining anticipated Phase I costs	65.7
Phase II anticipated costs	122.1
Total costs	$235.1

Aerojet Rocketdyne is an innovative company delivering solutions that create value for its customers in the aerospace and defense markets. The company is a world-recognized aerospace and defense leader that provides propulsion and energetics to the space, missile defense and strategic systems, tactical systems and armaments areas, in support of domestic and international markets.  Additional information about Aerojet Rocketdyne can be obtained by visiting our websites at www.Rocket.com and www.AerojetRocketdyne.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected depending on a number of risks, uncertainties and other factors, including, among other things: economic and financial conditions; the ability to build, renovate and occupy new facilities by specified dates; the amount and timing of any expected reduction in operating expenses; the amount and timing of any costs associated with relocation of employees; and the ability to implement the anticipated business plans. Forward-looking statements in this press release should be evaluated together with the many factors that affect Aerojet Rocketdyne Holdings, Inc.'s business as described in more detail in its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.